EXHIBIT 11

                       [KPMG PEAT MARWICK LLP LETTERHEAD]



                          INDEPENDENT AUDITORS' REPORT


The Board of Directors of
  LifeUSA Funds, Inc. and
  Securities and Exchange Commission:


We have examined management's assertion about LifeUSA Aggressive Growth Portfolio, LifeUSA Growth Portfolio, LifeUSA Global Portfolio, LifeUSA Balanced Portfolio, LifeUSA Current Income Portfolio, and LifeUSA Principal Preservation Portfolio, portfolios within LifeUSA Funds, Inc. (collectively, "the Funds") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 1998, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 1998, and with respect to agreement of security purchases and sales, for the period from December 31, 1997 (the date of our last examination) through June 30, 1998:

     * Verification of all securities (shares of the IAI Mutual Funds) held at Investment Advisers, Inc. (the Transfer Agent) in book entry form through examination of the Transfer Agent's books and records;

     * Reconciliation of all such securities to the books and records of the Funds; and

     * Agreement of 10 security purchases and 10 security sales or maturities since December 31, 1997 (the date of our last examination) from the books and records of the Funds to trade confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with the specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 1998, with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management of LifeUSA Funds, Inc. and the Securities and Exchange Commission and should not be used for any other purpose.



                                        /s/ KPMG Peat Marwick LLP
                                        KPMG Peat Marwick LLP



Minneapolis, Minnesota
July 24, 1998